Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170621, 333-170622, 333-177055 and 333-192518 on Form S-3 and 333-105728, 333-105729, 333-172569, 333-175268, 333-175296 and 333-190286 on Form S-8 of BANC OF CALIFORNIA, INC., formerly known as First PacTrust Bancorp, Inc., of our report dated March 30, 2012 with respect to the consolidated financial statements of BANC OF CALIFORNIA, INC. and for the year ended December 31, 2011, which report appears in this Annual Report on Form 10-K of BANC OF CALIFORNIA, INC. for the year ended December 31, 2013.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Costa Mesa, California

March 17, 2014